FORM OF ADDENDUM NO. 6 TO THE CO-ADMINISTRATION AGREEMENT

         This Addendum, dated as of the __ day of June, 2000, is entered into among Firstar Funds, Inc. (formerly, Portico Funds, Inc.) (the "Company"), a Wisconsin corporation, Firstar Mutual Fund Services, LLC, a Wisconsin corporation ("Firstar"), and B.C. Ziegler and Company, a Wisconsin corporation ("BCZ").

         WHEREAS, the Company, Firstar and BCZ have entered into a Co-Administration Agreement dated as of January 1, 1995 and amended as of August 1, 1995 (the "Co-Administration Agreement"), pursuant to which the Company appointed Firstar (by assignment from Firstar Trust Company dated October 1,
1998) and BCZ to provide certain co-administrative services to the Company for its Money Market Fund, Tax-Exempt Money Market Fund, Growth and Income Fund, Short-Term Bond Market Fund, Bond IMMDEXTM Fund, Special Growth Fund, U.S. Government Money Market Fund, Equity Index Fund, Institutional Money Market Fund, U.S. Treasury Money Market Fund, Balanced Fund, MidCore Growth Fund, Intermediate Bond Market Fund, Tax-Exempt Intermediate Bond Fund, International Equity Fund, MicroCap Fund, Emerging Growth Fund, Core International Equity Fund, MidCap Index Fund, and any other Firstar Funds that may be contemplated (collectively, the "Funds");

         WHEREAS, the Company is establishing an additional investment portfolio to be known as the Small Cap Aggressive Growth Fund and desires to retain Firstar and BCZ to act as the co-administrators under the Co-Administration Agreement; and

         WHEREAS, Firstar and BCZ are willing to serve as co-administrators for the Small Cap Aggressive Growth Fund;

         NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. APPOINTMENT. The Company hereby appoints Firstar and BCZ to act as co-administrators to the Company for the Small Cap Aggressive Growth Fund for the period and the terms set forth herein and in the Co-Administration Agreement. Firstar and BCZ hereby accept such appointment and agree to render the services set forth herein and in the Co-Administration Agreement, for the compensation herein provided.

         2. COMPENSATION. For the services provided and the expenses assumed with respect to the Small Cap Aggressive Growth Fund and the other Funds pursuant to the Co-Administration Agreement and this Addendum, the Company will pay Firstar and BCZ, and Firstar and BCZ will accept as full compensation therefor, a fee, computed daily and payable monthly, at the annual rate of ____% of the Funds' first $2 billion of average aggregate daily net assets, plus ____% of the Funds' average aggregate daily net assets in excess of $2 billion. Such fee as is attributable to the Small Cap Aggressive Growth Fund shall be a separate charge to such Fund and shall be the obligation of the Small Cap Aggressive Growth Fund.

         3. MISCELLANEOUS. Except to the extent supplemented hereby, the Co-Administration Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

         IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

                                       FIRSTAR FUNDS, INC.

                                       By: _________________________
                                             (Authorized Officer)


                                       FIRSTAR MUTUAL FUND SERVICES, LLC

                                       By: _________________________
                                            (Authorized Officer)


                                       B.C. ZIEGLER AND COMPANY

                                       By: ________________________
                                            (Authorized Officer)